FOR IMMEDIATE RELEASE

Investor Relations Contact:	Company Contact:
Peter Rahmer	Thomas A. Bologna
Trout Group	Response Genetics, Inc
646-378-2973	323-224-3900

Response Genetics Regains Compliance with NASDAQ Listing Standards

LOS ANGELES, October 8, 2012 — Response Genetics, Inc. (Nasdaq: RGDX), a company focused on the development and commercialization of molecular diagnostic tests for cancer, announced today that on October 5, 2012, the Company was notified that it has regained compliance with the NASDAQ Capital Market and it’s minimum market value of listed securities requirement. The Company regained compliance with NASDAQ Marketplace Rule 5550(b)(2) and was notified by NASDAQ that the delisting matter is now closed.

About Response Genetics, Inc.

Response Genetics, Inc. (the “Company”) is a CLIA-certified clinical laboratory focused on the development and sale of molecular diagnostic testing services for cancer. The Company’s technologies enable extraction and analysis of genetic information from genes derived from tumor samples stored as formalin-fixed and paraffin-embedded specimens. The Company’s principal customers include oncologists and pathologists. In addition to diagnostic testing services, the Company generates revenue from the sale of its proprietary analytical pharmacogenomic testing services of clinical trial specimens to the pharmaceutical industry. The Company’s headquarters is located in Los Angeles, California. For more information, please visit www.responsegenetics.com.

Forward-Looking Statement Notice

Except for the historical information contained herein, this press release and the statements of representatives of the Company related thereto contain or may contain, among other things, certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995.

Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, projections, expectations and intentions, such as the ability of the Company, to provide clinical testing services to the medical community, to continue to expand its sales force, to continue to build its digital pathology initiative, to attract and retain qualified management, to continue to provide clinical trial support to pharmaceutical clients, to enter into new collaborations with pharmaceutical clients, to enter into areas of companion diagnostics, to continue to execute on its business strategy and operations, to continue to analyze cancer samples and the potential for using the results of this research to develop diagnostic tests for cancer, the usefulness of genetic information to tailor treatment to patients, or to successfully file a registration statement with the Securities Exchange Commission (“SEC”), and other statements identified by words such as “project,” “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan” or similar expressions.

These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the SEC. Actual results, including, without limitation, actual sales results, if any, or the application of funds, may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control). The Company undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise, except as required by law.

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